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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


COMPANY CONTACT:  Vion Pharmaceuticals, Inc.

                                             Alan Kessman, CEO
                                             (203) 498-4210 ph
                  COMMUNICATIONS CONTACT:    Weber Shandwick Worldwide
                                             Julie Tu/Alison Ziegler (investors)
                                             (212) 445-8456 ph
                                             Rubenstein Associates
                                             Robin Wagge (media)
                                             (212) 843-8006 ph

             Vion Pharmaceuticals Announces Focus on Advancement of
              Triapine'r' and VNP40101M to Phase II Clinical Trials

        - Cash resources extended through staff and expense reductions -

NEW HAVEN, CT, May 30, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today a realignment of priorities and objectives for the next 18 months, as the Company focuses on advancing its anti-cancer agents Triapine'r' and VNP40101M to Phase II clinical trials. A staff reduction of approximately 30%, management salary deferrals and other decreases in expenses are expected to extend the company's existing cash resources to November 2003, based on current estimates. These actions are based on the following developments:

       1. Results to date from Phase I trials of Vion's two small-molecule anti-cancer agents, which include Triapine'r' alone and in combination with standard anti-cancer agents, and VNP40101M, are sufficiently promising to advance both agents to Phase II trials. Partial and/or complete results from the Phase II trials would be expected in 12-18 months.

       2. Trials of Vion's proprietary TAPET'r' bacterial anti-tumor vector VNP20009 demonstrate that intravenous administration of the base vector over 30 minutes or four hours is safe but indicate that further optimization for consistent and high levels of colonization is needed before proceeding beyond Phase I trials. Results to date from the four-hour infusion are similar to those previously published on the 30-minute infusion.

       3. Current market conditions are unfavorable for procuring the substantial additional financing to support full clinical programs for all three of the Company's anti-cancer agents.

Vion will conduct a single study intended to improve the base vector VNP20009 tumor colonization when given intravenously, and will stop other ongoing TAPET'r' studies, including the Phase I trial of the TAPET'r'-CD armed vector. In the single study, which is based on Vion preclinical data, VNP20009 will be administered together with agents that briefly and safely modulate immune function. In addition, Vion preclinical research activities involving TAPET'r' will focus on second-generation base vectors that have properties likely to achieve enhanced tumor colonization in patients. The revised objective for TAPET'r' is to develop a second-generation base vector ready for advanced preclinical testing within 12-18 months.

"We still believe in the potential of employing modified bacteria as an anti-cancer vector, which is supported by findings that VNP20009 is capable of colonizing tumors of some cancer patients," said Alan Kessman, President and CEO of Vion. "Because the human trials of VNP20009 to date do not support its advancement into either armed intravenous Phase I and or unarmed Phase II trials, we are focusing more of our resources on the near-term opportunities represented by Triapine'r' and VNP40101M.




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"The decisions to reduce staff and expenses were difficult, but our revised plan should provide the cash resources required to obtain Phase II data on Triapine'r' alone and in combination, single agent Phase II data for VNP40101M, and additional Phase I data for VNP20009 in the immune modulation trial. In addition, we will seek to develop a second-generation TAPET'r' vector. The Phase II data in whole or in part is expected to be available before the end of 2003. This should enhance our ability to obtain additional financing that will permit Phase III development of our small molecule compounds. Depending on the new clinical trial of VNP20009 and ongoing work with the second-generation vectors, we would establish new clinical trials in the TAPET'r' program at the appropriate time in order to bring this very novel and promising cancer treatment approach to patients."

The company will discuss the realignment of priorities and new objectives at its annual meeting scheduled to begin at 10:00 a.m. June 5, 2002, at the Kitano Hotel in New York City.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors; Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair, currently in Phase I combination studies and Phase II single agent trials; and VNP40101M, a unique DNA alkylating agent currently in Phase I clinical trials. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com


Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' 2001 Annual Report filed on Form 10-K (file no. 0-26534) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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